Exhibit 99.1

HCP PRICES OFFERING OF 30 MILLION SHARES

LONG BEACH, CA — March 23, 2011 — HCP (NYSE:HCP) announced the pricing of its public offering of 30 million shares of common stock at a price per share of $36.90.  The deal was upsized from the originally announced 24 million shares due to strong investor demand.  The underwriters also have an option to purchase up to 4.5 million additional shares of common stock, exercisable within 30 days.  The offering is expected to close on March 28, 2011, subject to customary closing conditions.

The proceeds from this offering will be approximately $1.107 billion.  HCP anticipates that the net proceeds from this offering will be used to fund a portion of the consideration for the previously announced HCR ManorCare facilities acquisition, including $852 million to fund all of the stock portion of the consideration in cash in lieu of issuing 25.7 million shares of its common stock to HCR ManorCare.  Any additional net proceeds will be used for general corporate purposes.

BofA Merrill Lynch is acting as sole book-running manager for this offering.

This offering of shares of HCP common stock may be made only by means of a prospectus.  A copy of the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, New York 10080, Attn:  Prospectus Department or email dg.prospectus_requests@baml.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States.  As of December 31, 2010, HCP’s portfolio of investments, including properties owned by its Investment Management Platform, consisted of: (i) interests in 672 facilities among the following segments: 251 senior housing, 102 life science, 253 medical office, 45 post-acute/skilled nursing and 21 hospital; and (ii) $2.0 billion of mezzanine and other secured loans.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering and receive the resulting proceeds and to consummate the HCR ManorCare facilities acquisition.  Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact

HCP
Thomas M. Herzog
Executive Vice President - Chief Financial Officer
562-733-5309